             As filed with the Securities and Exchange Commission
                               on March 6,  1996
                                                    Registration No. 33-
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  ----------

                                   FORM S-8

                            REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                                 ----------

                                  MEDITRUST
      (Exact name of registrant as specified in governing instruments)

            Massachusetts                            04-6532031
   (State or other jurisdiction of       (I.R.S. Employer Identification No.)
    incorporation or organization)

                              197 First Avenue
                    Needham Heights, Massachusetts 02194
                               (617) 433-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         1992 EQUITY INCENTIVE PLAN
                          (Full title of the plan)

                                 ----------


                              ABRAHAM D. GOSMAN
                    Chairman and Chief Executive Officer
                                  MEDITRUST
                              197 First Avenue
                    Needham Heights, Massachusetts 02194
                               (617) 433-6000
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                        Copies of communications to:
                         MICHAEL J. BOHNEN, ESQUIRE
                        NUTTER, McCLENNEN & FISH, LLP
                           One International Place
                            Boston, MA 02110-2699
                               (617) 439-2000

                       CALCULATION OF REGISTRATION FEE
=============================================================================
Title of                Amount to     Proposed      Proposed       Amount of
Each Class            Be Registered   Maximum        Maximum     Registration
of Securities              (1)        Offering      Aggregate       Fee (2)
Being Registered                      Price per     Offering
                                      Unit (2)      Price (2)
-----------------------------------------------------------------------------
Shares of
Beneficial Interest,    300,000       $33.625      $10,087,500     $3,478.45
without par value       Shares
=============================================================================

(1) There is also being registered an indeterminate number of additional Shares of Beneficial Interest that may become issuable pursuant to the antidilution provisions of the 1992 Equity Incentive Plan.

(2) Determined pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. Based upon the average of the high and low prices reported for Shares of Beneficial Interest on the New York Stock Exchange Composite Tape on March 4, 1996.

                                 ----------


  In accordance with General Instruction E to Form S-8, the contents of the registrant's Registration Statement on Form S-8 (File No. 33-49218) relating to the registrant's 1992 Equity Incentive Plan (the "Earlier Form S-8") are incorporated by reference in this Registration Statement. The reoffer prospectus included herein is substantively different from that included in the Earlier Form S-8. As permitted by Rule 429 under the Securities Act of 1933, as amended, the reoffer prospectus included herein relates to the shares registered under this Registration Statement and under the Earlier Form S-8.

PROSPECTUS
                                   MEDITRUST

                           1992 EQUITY INCENTIVE PLAN

                     747,800 SHARES OF BENEFICIAL INTEREST

                                 ----------

  This Prospectus relates to 747,800 shares of beneficial interest without par value (the "Shares") of Meditrust, a Massachusetts business trust (the "Company"), which may be issued by the Company under the Company's 1992 Equity Incentive Plan (the "Plan") to certain key employees (see SELLING SHAREHOLDERS, below), who may be deemed to be "affiliates" of the Company within the meaning of the Securities Act of 1933, as amended, or any rules and regulations thereunder. Neither the Company nor the Selling Shareholders concede that such persons are "affiliates" within the meaning of the Act.

  The Company has been informed that such employees may from time to time effect sales of all or part of the Shares on the New York Stock Exchange at the prevailing market price at the time of sale and with no commissions paid or discounts given other than those customary in such sales. Pursuant to general Instruction C to Form S-8, this Prospectus (prepared in accordance with the requirements of Form S-3) is filed in order to permit key employees of the Company to reoffer and resell Shares previously acquired or to be acquired by them pursuant to the Plan. No part of the proceeds of such resales will be received by the Company.

  The number of Shares reserved for issuance under the Plan is subject to adjustment by reason of future stock dividends, stock splits or other recapitalizations, if any.

                                 ----------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                COMMISSION OR ANY STATE SECURITIES COMMISSION
                PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                   PROSPECTUS.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                                 ----------

        THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
              ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY
                 REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                 ----------

                 THE DATE OF THIS PROSPECTUS IS MARCH 6, 1996.

                       TABLE OF CONTENTS
                                                       Page
                                                       ----

Available Information.............................       2
Meditrust.........................................       3
Selling Shareholders..............................       3
Documents Incorporated by Reference...............       3
Legal Matters.....................................       4
Experts ..........................................       4
Further Information...............................       5


                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Reports, proxy materials and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, Room 1102, New York, New York 10005.

     The Company has filed with the Commission Registration Statements under the Securities Act of 1993, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statements, copies of which may be obtained upon payment of a fee prescribed by the Commission, or may be examined free of charge at the principal office of the Commission in Washington, D.C.

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     Neither the delivery of this Prospectus nor any sale of Shares made pursuant hereto shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                   MEDITRUST

     The Company, a real estate investment trust organized on August 6, 1985, invests in health care related properties throughout the United States, including long-term care facilities, rehabilitation hospitals, medical office buildings, alcohol and substance abuse and psychiatric facilities, retirement and assisted living facilities and acute care facilities. The Company has its principal offices at 197 First Avenue, Needham Heights, Massachusetts 02194. Its telephone number is (617) 433-6000.

                            SELLING SHAREHOLDERS

     The Shares offered hereby are Shares which may be awarded, or subject to stock options, stock appreciation rights or performance stock units (collectively, "Awards") granted by the Company to the Selling Shareholders under the Plan.

     Appendix A hereto sets forth information as to the name of each Selling Shareholder, his or her relationship with the Company, the number of Shares which were owned by him or her as of the date set forth in Appendix A and the number of Shares which may be offered by him or her hereby.

     The per Share exercise price of an Award granted under the Plan is determined by the Compensation Committee of the Board of Trustees of the Company in accordance with the terms of the Plan. The number of Shares subject to Awards under the Plan is subject to adjustment in the event of future stock dividends, stock splits or other recapitalizations, if any.

     It is anticipated that any sales made by the Selling Shareholders will be made from time to time on the New York Stock Exchange. The Company will not receive any portion of the sales price of such Shares, but in the event of any exercise or purchase will receive the exercise price of the Awards. To the Company's knowledge, there are no arrangements or understandings between the Selling Shareholders and any brokers or dealers, or any agreements with any brokers or dealers, for the sale of the securities offered hereby.

                     DOCUMENTS INCORPORATED BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) its Current Report on Form 8-K dated January 29, 1996; (iii) the discussion of Federal income tax treatment of the Company and its shareholders which is contained in the Company's Current Report on Form 8-K dated March 4, 1992, including any amendment or report filed for the purpose of updating such discussion hereof; and (iv) the description of the Company's shares of beneficial interest which is contained in its Registration

Statement on Form 8-A as amended by Form 8, dated March 4, 1992, and any report subsequently filed with the Commission which updates said description.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Lisa P. McAlister, Chief Financial Officer and Treasurer, Meditrust, 197 First Avenue, Needham Heights, Massachusetts 02194, telephone (617) 433-6000.

                                LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by its counsel, Nutter, McClennen & Fish, LLP, One International Place, Boston, Massachusetts 02110.

                                   EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995, and the financial statement schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this Prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                              FURTHER INFORMATION

  As noted above, this Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission pursuant to the Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the Rules and Regulations of the Commission and reference is made hereby to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Shares to which this Prospectus relates. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is hereby made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

  THE DECLARATION OF TRUST ESTABLISHING THE COMPANY, DATED AUGUST 6,
1985, AS AMENDED (THE "DECLARATION"), A COPY OF WHICH IS DULY FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE COMMONWEALTH OF MASSACHUSETTS, PROVIDES THAT THE NAME "MEDITRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY; AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

                                 APPENDIX A

                                         Shares           Shares Which
Name and                              Beneficially           May Be
Positions                             Owned(1)(2)          Offered (3)
---------                             ------------        ------------
Abraham D. Gosman (4)                   742,211              231,353
Chairman and Chief Executive Officer

David F. Benson                           6,818               75,706
President and Trustee

Edward W. Brooke                         52,614               60,000
Trustee

Robert Cataldo                            6,500               60,000
Trustee

Philip L. Lowe                            3,000               60,000
Trustee

Thomas J. Magovern                        7,250               40,072
Trustee

Gerald Tsai, Jr.                          8,000               60,000
Trustee

Frederick W. Zuckerman                    5,000               40,072
Trustee

Lisa P. McAlister                         1,289               40,000
Chief Financial Officer and Treasurer

Michael F. Bushee                         5,286               40,000
Chief Operating Officer

Michael S. Benjamin                       3,913               40,000
Senior Vice President,
Secretary and General Counsel

Stephen H. Press                            243               35,000
Vice President

------------

(1) As of February 13, 1996.

(2) Includes Shares owned beneficially by spouses, minor children and relatives living in the named person's home and trusts for their benefit; the named persons disclaim any beneficial interest in such Shares.

(3) Represents Shares subject to Options granted under the Plan.

(4) Upon completion of the offering, Mr. Gosman will own approximately 1.5% of the total Shares currently outstanding.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits

The following is a list of exhibits filed as part of this Registration Statement (numbering corresponds to numbering in Item 601 of Regulation S-K).

Exhibit
  No.          Description
-------        -----------
 5        Opinion letter of Nutter, McClennen & Fish, LLP

23.1      Consent of Nutter, McClennen & Fish, LLP (included in Exhibit 5)

23.2      Consent of Coopers & Lybrand L.L.P.

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement
                 (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that subparagraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions of the registrant's Restated Declaration of Trust, as amended, By-laws, as amended, the agreements described under Item 15 of this Registration Statement or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or a controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                 SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida on February 16, 1996.

                       MEDITRUST


                       By:  /s/ Abraham D. Gosman
                          ---------------------------------------
                            Abraham D. Gosman, Chairman of
                            the Board and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Abraham D. Gosman, David F. Benson, Michael S. Benjamin, Michael J. Bohnen and Paul R. Eklund, and each of them singly, his attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign this registration statement and any amendments hereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this registration statement, as fully as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.



Signature                            Title                     Date
---------                            -----                     ----

/s/ Abraham D. Gosman                Chairman of the           February 16, 1996
--------------------------------     Board and Chief
Abraham D. Gosman                    Executive Officer
(Principal Executive Officer)

/s/ Lisa P. McAlister                Chief Financial Officer   February 16, 1996
--------------------------------     and Treasurer
Lisa P. McAlister (Principal
 Financial and Accounting Officer)

/s/ David F. Benson
--------------------------------     President                 February 16, 1996
David F. Benson                      and Trustee

/s/ Edward W. Brooke                 Trustee                   February 16, 1996
--------------------------------
Edward W. Brooke

/s/ Robert Cataldo                   Trustee                   February 16, 1996
--------------------------------
Robert Cataldo

/s/ Philip L. Lowe                   Trustee                   February 16, 1996
--------------------------------
Philip L. Lowe

--------------------------------     Trustee                   February   , 1996
Thomas J. Magovern

--------------------------------                               February   , 1996
Gerald Tsai, Jr.

/s/ F. W. Zuckerman                  Trustee                   February 16, 1996
--------------------------------
Frederick W. Zuckerman